EXHIBIT 99.1

VAIL RESORTS
For Immediate Release
News Release

Vail Resorts Contacts:
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations:  Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com

Vail Resorts Announces Fiscal 2008 Second Quarter Results
●	Record second quarter Resort revenue of $314.5 million, a 3.2% increase over the prior year’s record second quarter.
●	Record second quarter Mountain Reported EBITDA of $117.5 million, a 3.4% increase over the prior year’s record second quarter.

BROOMFIELD, Colo. - March 10, 2008 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the second quarter of fiscal 2008 ended January 31, 2008.
The Company uses the term “Reported EBITDA,” “Reported EBITDA excluding stock-based compensation,” “net income excluding stock-based compensation” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus segment equity investment income or loss and for the Real Estate segment, plus gain on sale of real property.  The Company defines Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

SECOND QUARTER PERFORMANCE
Mountain Segment
Mountain revenue increased $7.7 million, or 2.8%, in the second quarter of fiscal 2008 to $279.7 million from $272.0 million for the same quarter last fiscal year.  Mountain operating expense increased $3.3 million, or 2.1%, to $163.2 million.  Mountain equity investment income, net decreased $0.6 million.  Mountain Reported EBITDA increased $3.8 million, or 3.4%, to $117.5 million compared to $113.7 million for the same quarter last fiscal year.

Lodging Segment
Lodging revenue increased $2.0 million, or 6.2%, in the second quarter of fiscal 2008 to $34.8 million from $32.8 million for the same quarter last fiscal year.  Lodging operating expense increased $6.0 million, or 19.6%, to $36.8 million.  Lodging operating expense included approximately $2.2 million of start-up and pre-opening expenses related to The Arrabelle at Vail Square hotel.  Lodging Reported EBITDA decreased $4.0 million, or 195.9%, to a loss of $2.0 million compared to a profit of $2.0 million for the same quarter last fiscal year.

Resort – Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $9.7 million, or 3.2%, in the second quarter of fiscal 2008 to $314.5 million from $304.8 million for the same quarter last fiscal year.  Resort operating expense increased $9.3 million, or 4.9% to $200.0 million.  Resort equity investment income, net decreased $0.6 million.  Resort Reported EBITDA decreased $0.2 million to $115.5 million, a 0.2% decrease from the same quarter last fiscal year.  Resort Reported EBITDA excluding stock-based compensation decreased $0.4 million, or 0.3%, to $116.6 million.

Real Estate Segment
Real Estate revenue decreased $10.7 million, or 19.1%, in the second quarter of fiscal 2008 to $45.5 million from $56.2 million for the same quarter last fiscal year.  Real Estate operating expense decreased $6.0 million, or 11.9%, to $44.4 million.  Gain on sale of real property increased $0.7 million.  Real Estate Reported EBITDA decreased $4.1 million, or 69.6%, to $1.8 million compared to $5.8 million for the same quarter last fiscal year.

Total Performance
Total revenue decreased $1.0 million, or 0.3%, in the second quarter of fiscal 2008 to $360.0 million from $361.0 million for the same quarter last fiscal year.  Income from operations for the quarter decreased $5.2 million, or 5.3%, to $92.6 million.  The Company recorded total pre-tax stock-based compensation expense of $1.9 million and $1.8 million in the three months ended January 31, 2008 and January 31, 2007, respectively.
The Company reported second quarter fiscal 2008 net income of $51.3 million, or $1.31 per diluted share, compared to net income of $53.0 million, or $1.35 per diluted share, for the same quarter last fiscal year.  Excluding stock-based compensation expense, the Company’s net income for the second quarter of fiscal 2008 would have been $52.5 million, or $1.34 per diluted share, compared to net income of $54.1 million excluding stock-based compensation, or $1.38 per diluted share, for the same quarter last fiscal year.

SIX MONTH PERFORMANCE
Mountain Segment
Mountain revenue increased $4.1 million, or 1.3%, for the six months ended January 31, 2008, to $322.3 million from $318.2 million for the comparable period last fiscal year.  Mountain operating expense increased $4.8 million, or 2.0%, to $244.1 million.  In the current fiscal year six month period, Mountain operating expense included approximately $2.0 million in legal fees for litigation related to the Company’s attempted acquisition of The Canyons ski resort (“The Canyons”).  Excluding the impact of The Canyons litigation, Mountain operating expense would have increased approximately $2.8 million, or 1.2%.  Mountain equity investment income, net increased $0.6 million.  Mountain Reported EBITDA decreased $0.1 million, or 0.2%, to $81.0 million compared to $81.2 million for the comparable period last fiscal year.

Lodging Segment
Lodging revenue increased $4.9 million, or 6.7%, for the six months ended January 31, 2008, to $78.1 million from $73.2 million for the comparable period last fiscal year.  The prior year period included the recognition of $2.4 million of revenue associated with the termination of the management agreement at The Lodge at Rancho Mirage (pursuant to the terms of the management agreement) with the closing of the hotel as part of a redevelopment plan by the hotel’s owner.  Excluding this termination fee, Lodging revenue would have increased $7.3 million, or 10.4%.  Lodging operating expense increased $10.9 million, or 16.3%, to $78.0 million.  Lodging operating expense included approximately $3.0 million of start-up and pre-opening expenses related to The Arrabelle at Vail Square hotel.  Lodging Reported EBITDA decreased $6.0 million, or 97.9%, to $0.1 million compared to $6.1 million for the comparable period last fiscal year.

Resort – Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $9.0 million, or 2.3%, for the six months ended January 31, 2008, to $400.4 million from $391.4 million for the comparable period last fiscal year.  Excluding the impact of the prior year Rancho Mirage termination fee, Resort revenue would have increased $11.4 million, or 2.9%.  Resort operating expense increased $15.7 million, or 5.1%, to $322.2 million.  Excluding the current fiscal year legal expense associated with The Canyons litigation, Resort operating expense would have increased approximately $13.7 million, or 4.5%.  Resort equity investment income, net increased $0.6 million.  Resort Reported EBITDA decreased $6.1 million to $81.1 million, a 7.0% decrease from the comparable period last fiscal year.  Resort Reported EBITDA excluding stock-based compensation decreased $6.3 million, or 7.0%, to $83.6 million.

Real Estate Segment
Real Estate revenue decreased $25.6 million, or 30.8%, for the six months ended January 31, 2008, to $57.5 million from $83.1 million for the comparable period last fiscal year.  Real Estate operating expense decreased $25.2 million, or 32.9%, to $51.3 million.  Gain on sale of real property increased $0.7 million.  Real Estate Reported EBITDA increased $0.3 million, or 4.0%, to $6.9 million compared to $6.6 million for the comparable period last fiscal year.

Total Performance
Total revenue decreased $16.6 million, or 3.5%, for the six months ended January 31, 2008, to $457.9 million from $474.5 million for the comparable period last fiscal year.  Income from operations for the six months decreased $6.5 million, or 13.9%, to $40.4 million.  The Company recorded total pre-tax stock-based compensation expense of $3.9 million and $3.7 million in the six months ended January 31, 2008 and January 31, 2007, respectively.
The Company reported first half fiscal 2008 net income of $26.7 million, or $0.68 per diluted share, compared to net income of $17.2 million, or $0.44 per diluted share, for the comparable period last fiscal year.  Included in the first half fiscal 2008 results is the receipt of the final cash settlement from Cheeca Holdings, LLC of which $11.9 million (net of final attorney fees and on a pre-tax basis) was included in contract dispute credit (charges), net.  Excluding stock-based compensation expense, the Company’s net income for the six months ended January 31, 2008, would have been $29.1 million, or $0.74 per diluted share, compared to net income of $19.5 million excluding stock-based compensation, or $0.50 per diluted share, for the comparable period last fiscal year.

Business Commentary and Outlook
Robert Katz, Chief Executive Officer, commented, “I am pleased with our fiscal 2008 second quarter results.  They reflect the commitment of our employees and the strength of our resorts and the experience we provide.  With both very difficult early season weather and a challenging economy, our Mountain Reported EBITDA still represented a new all-time record for our second quarter and overall Resort Reported EBITDA was essentially flat with last year’s all-time record second quarter.  The second quarter basically contains the first half of our 2007/2008 ski season with Mountain segment revenue up 2.8% over the prior year’s record quarter with approximately 50% of our revenue growth flowing through to Mountain Reported EBITDA.  Lift ticket revenue increased $5.4 million, or 4.2%, over the prior year’s quarter, driven in part by an 11.2% increase in season pass revenue (of which we recognized 54% in the second quarter with the remainder to be recognized in the third quarter), as well as effective ticket price, or “ETP”, growth of 8.4%, driven by higher season pass pricing and increased ETP excluding season pass products of 7.0%, again caused by higher pricing.  Partially offsetting the season pass and ETP increases was a decline in skier visits excluding season pass holders of 5.3% at the Company’s five ski resorts, which entirely occurred from the start of the ski season to the pre-Christmas holiday period in December, or the “Early Season.”  Snowfall for the Early Season in the current year was significantly below the same period in the prior year.  Lift revenue was down approximately $4.9 million, or 13.6%, for the Early Season compared to the same period in the prior year.  However, for the remainder of the quarter compared to the prior year starting with the Christmas holiday period through January 31, lift revenue was higher by approximately $10.3 million, or 11.1%.  Lift revenue was also favorably impacted by an approximate 23% increase in international guest visitation compared to the same period in the prior year.”
Katz continued, “Revenue from our ancillary Mountain businesses including ski school, dining and retail/rental businesses followed the same trends as lift tickets described above, with overall revenue up $4.9 million, or 4.1%, for these three areas in the quarter, despite revenue being down in these areas by approximately $4.8 million, or 10.0%, in the Early Season, with revenue for these three areas being up by approximately $9.7 million, or 13.5%, in the remainder of the quarter.  Also importantly, our yields for revenue per skier visit relative to these ancillary businesses were all improved with our guests spending more on ski school, dining and retail/rental per visit in the current year.  Looking at our lodging operations, our average daily rate increased 9.6% and our revenue per available room increased 6.9% for the quarter on a “same store” basis at our owned hotels and managed condominiums.  Our lodging results for the quarter absorbed approximately $2.2 million of one-time start-up and pre-opening expenses related to the new Arrabelle at Vail Square, a RockResort, and therefore the Lodging segment Reported EBITDA was a loss for the quarter.  Real Estate Reported EBITDA decreased for the quarter due solely to the timing of closings within the quarter.  Overall, we remain on pace to close on all of The Arrabelle condominium units and six of the thirteen Lodge at Vail Chalets in the current fiscal year with the remaining Chalets anticipated to close in the first half of fiscal 2009.”  Katz added, “While there are challenges with the U.S. economic climate, we believe our business remains solid as we enter our third quarter, historically our strongest quarter of the season, as reflected in the growth of our Mountain revenue results since the pre-holiday period, all achieved within this current economic environment.  Additionally our balance sheet continues to strengthen with approximately $275 million of cash and cash equivalents on hand and Net Debt of less than two times trailing twelve months Total Reported EBITDA.”
Commenting on One Ski Hill Place in Breckenridge, Katz said, “We had a successful launch of the first of a multi-building project at One Ski Hill Place including 88 ski-in/ski-out residences ranging from studio to four-bedroom homes with approximately 102,000 saleable residential square feet.  To date, we have released 66 units in five phases with an average price per square foot of $1,244 (29% in excess of Crystal Peak released just a year ago, which has already sold out).  Currently, we have 38 units under contract, representing gross sales proceeds of $54.5 million.   We are excited by the development opportunities that exist at Breckenridge with One Ski Hill Place, a RockResort, creating a unique luxury experience at the base of Peak 8.”
As an update on the Vail Mountain Club, Katz added, “Vail Mountain Club sales continue to be strong.  To date, we have sold 332 memberships, including 161 full memberships, which include parking privileges, and an additional 171 social memberships, which exclude parking privileges, representing total sales commitments of $58.6 million of total proceeds when paid in full.  This includes the sale of 41 full memberships and 41 social memberships since our December 10, 2007, earnings release.  With the pace of the membership sales, we have recently increased the membership initiation fee deposit on the full memberships to $275,000 from $260,000 and on the social memberships to $150,000 from $105,000 with eight full memberships and seven social memberships sold at these new price points.  The strength of the Vail Mountain Club sales in this economic climate is certainly a testament to the unique experience that the club will offer members steps from the Vista Bahn chairlift beginning next ski season.”
Commenting on the opening of The Arrabelle at Vail Square, Katz said, “On January 5th, we opened the newest RockResort hotel, The Arrabelle at Vail Square, the crown jewel of our hotel portfolio.  This project including its hotel, commercial and real estate components has redefined the look and feel of one of the key base areas at Vail Mountain as guests experience a quintessential European village in the heart of Vail.  In addition to world class skiing and snowboarding accessed via the gondola just steps away, lodging guests at The Arrabelle can enjoy the highest level of amenities and services such as a ski concierge, a premium RockResorts spa and fabulous new restaurants including Centre V, a French inspired Brasserie.  Since opening, we have had rave reviews for this new luxury, signature property of the RockResorts brand and for the surrounding village we have created, which has fundamentally changed the landscape of one of the main portals to Vail Mountain.  In addition, we have closed on 12 of the 67 Arrabelle condominium units in the second quarter with all of the remaining condominium units under contract and expected to close during the remainder of fiscal 2008.”
Commenting on our fiscal 2008 guidance, Katz said, “Based on our current estimates, we are reaffirming our net income guidance, which was first issued in September, 2007.  As components of the net income guidance, we are also reaffirming our Lodging and Real Estate Reported EBITDA guidance, while we are lowering our Mountain Reported EBITDA guidance by roughly the amount of the lift ticket and the ancillary revenue area declines described earlier which occurred during the Early Season.  We currently expect full year Resort Reported EBITDA, the combination of our Mountain and Lodging segments, to range from $230 million to $240 million and Resort Reported EBITDA excluding stock-based compensation expense to range from $235 million to $245 million.  The Resort guidance includes a range for Mountain Reported EBITDA of $218 million to $228 million and Mountain Reported EBITDA excluding stock-based compensation expense of $222 million to $232 million, while we expect Lodging Reported EBITDA to range from $8 million to $14 million and Lodging Reported EBITDA excluding stock-based compensation expense expected to range from $9 million to $15 million.  Real Estate Reported EBITDA is expected to range from $54 million to $60 million and Real Estate Reported EBITDA excluding stock-based compensation expense is expected to range from $57 million to $63 million.  Based on our current estimates, we expect net income to range from $112 million to $122 million and net income excluding stock-based compensation expense to range from $117 million to $127 million.”
Katz concluded, “In addition, during the second quarter, we continued our previously announced share repurchase program, resulting in the repurchase of 279,079 shares at an average price of $50.78 for a total amount of $14.2 million.  Since inception of this program in fiscal 2006, the Company has repurchased 1,185,083 shares at an average price of $43.64 for a total amount of approximately $51.7 million, with 1,814,917 shares remaining available under the existing repurchase authorization.  Our purchases under this program are reviewed with our Board quarterly and are based on a number of factors as we evaluate the appropriate uses of our excess cash, including but not limited to the share repurchase program.”

Resort Capital Expenditure Announcement
The Company also announced its calendar 2008 Resort capital expenditure plans, exclusive of resort depreciable assets associated with the Company’s various real estate projects.  The Company expects to spend approximately $100 million to $110 million of resort capital expenditures in calendar 2008, which includes $40 million to $42 million for capital expenditures that the Company believe are necessary to maintain the high quality appearance and level of service at the Company’s five ski resorts and throughout its hotels.  Highlights of these “maintenance” capital expenditures include snow-cat replacements; uniforms for all five mountains; lift maintenance; snowmaking equipment; lodging furniture, fixture & equipment and rental equipment fleet capital.  Resort discretionary capital is expected to be in the range of $60 million to $68 million with projects including a new state-of-the-art eight passenger Keystone River Run gondola, including moving the bottom terminal into River Run Village; completion of the second phase of the Beaver Creek children’s ski school improvements, including an on-mountain ski school building following the new Buckaroo Express gondola installed in 2007; full renovation of the Inn at Beaver Creek, including substantial upgrades to create a unique ultra-luxury RockResorts branded hotel; new snowmaking equipment at Peak 7 in Breckenridge; re-grading and snowmaking for the main trail connecting California and Nevada at Heavenly; Jackson Lake Lodge room remodel in Grand Teton National Park; and upgrades to the Company’s central reservations, marketing database and e-commerce booking systems, among other projects.
Commenting on the capital expenditure announcement, Katz said, “Our calendar 2008 resort capital plan is focused on continuing to improve the quality of our assets across the Mountain and Lodging segments.  With these capital investment projects we have planned, we continue to differentiate ourselves from the competition as we lead the way in offering our guests exceptional experiences at all of our extraordinary resorts.”

CONFERENCE CALL
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EDT, available at www.vailresorts.com in the Investor Relations section.  In order to access the non-GAAP financial information that will be referenced on the call, click on www.vailresorts.com/investors.

Vail Resorts, Inc. is the leading mountain resort operator in the United States.  The Company's subsidiaries operate the mountain resort properties at the Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming.  The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean.  Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc.  Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to: economic downturns; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our real estate investments, capital expenditures and growth strategy; our ability to continue to grow our resort and real estate operations; competition in our mountain and lodging businesses; our ability to hire and retain a sufficient seasonal workforce; our ability to successfully initiate and/or complete real estate development projects and achieve the anticipated financial benefits from such projects; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; our reliance on government permits or approvals for our use of federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; and adverse consequences of current or future legal claims.  All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 31,
	2008	2007
Net revenue:
Mountain	$279,722	$272,026
Lodging	34,827	32,796
Real estate	45,471	56,216
Total net revenue	360,020	361,038
Segment operating expense:
Mountain	163,188	159,871
Lodging	36,782	30,757
Real estate	44,409	50,391
Total segment operating expense	244,379	241,019
Other operating income (expense):
Gain on sale of real property	709	--
Depreciation and amortization	(23,621)	(21,759)
Relocation and separation charges	--	(500)
Loss on disposal of fixed assets, net	(157)	(10)
Income from operations	92,572	97,750
Mountain equity investment income, net	926	1,496
Investment income	2,019	2,417
Interest expense, net	(7,535)	(7,911)
Contract dispute charges	--	(672)
Minority interest in income of consolidated subsidiaries, net	(4,910)	(6,152)
Income before provision for income taxes	83,072	86,928
Provision for income taxes	(31,753)	(33,902)
Net income	$51,319	$53,026

Per share amounts:
Basic net income per share	$1.32	$1.37
Diluted net income per share	$1.31	$1.35

Other Data:
Mountain Reported EBITDA	$117,460	$113,651
Mountain Reported EBITDA excluding stock-based compensation	$118,210	$114,708
Lodging Reported EBITDA	$(1,955)	$2,039
Lodging Reported EBITDA excluding stock-based compensation	$(1,616)	$2,260
Resort Reported EBITDA	$115,505	$115,690
Resort Reported EBITDA excluding stock-based compensation	$116,594	$116,968
Real Estate Reported EBITDA	$1,771	$5,825
Real Estate Reported EBITDA excluding stock-based compensation	$2,608	$6,311

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	January 31,
	2008	2007
Net revenue:
Mountain	$322,258	$318,189
Lodging	78,144	73,204
Real estate	57,504	83,138
Total net revenue	457,906	474,531
Segment operating expense:
Mountain	244,136	239,358
Lodging	78,018	67,106
Real estate	51,322	76,509
Total segment operating expense	373,476	382,973
Other operating income (expense):
Gain on sale of real property	709	--
Depreciation and amortization	(44,383)	(43,344)
Relocation and separation charges	--	(1,235)
Loss on disposal of fixed assets, net	(391)	(91)
Income from operations	40,365	46,888
Mountain equity investment income, net	2,895	2,331
Investment income	5,237	4,481
Interest expense, net	(15,179)	(16,847)
Contract dispute credit (charges), net	11,920	(4,276)
Minority interest in income of consolidated subsidiaries, net	(2,847)	(4,363)
Income before provision for income taxes	42,391	28,214
Provision for income taxes	(15,685)	(11,004)
Net income	$26,706	$17,210
Per share amounts:
Basic net income per share	$0.69	$0.44
Diluted net income per share	$0.68	$0.44

Other Data:
Mountain Reported EBITDA	$81,017	$81,162
Mountain Reported EBITDA excluding stock-based compensation	$82,911	$83,239
Lodging Reported EBITDA	$126	$6,098
Lodging Reported EBITDA excluding stock-based compensation	$725	$6,652
Resort Reported EBITDA	$81,143	$87,260
Resort Reported EBITDA excluding stock-based compensation	$83,636	$89,891
Real Estate Reported EBITDA	$6,891	$6,629
Real Estate Reported EBITDA excluding stock-based compensation	$8,298	$7,723

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(In thousands)
(Unaudited)

	Three Months Ended		Percentage	Six Months Ended		Percentage
	January 31,		Increase	January 31,		Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Business Line
Lift tickets	$133,998	$128,617	4.2%	$133,998	$128,617	4.2%
Ski school	35,155	34,198	2.8%	35,155	34,198	2.8%
Dining	22,895	22,468	1.9%	27,658	26,354	4.9%
Retail/rental	66,771	63,291	5.5%	90,311	87,809	2.8%
Other	20,903	23,452	(10.9)%	35,136	41,211	(14.7)%
Total Mountain Revenue	$279,722	$272,026	2.8%	$322,258	$318,189	1.3%

Total Lodging Revenue	$34,827	$32,796	6.2%	$78,144	$73,204	6.7%

Total Resort Revenue	$314,549	$304,822	3.2%	$400,402	$391,393	2.3%

	Three Months Ended		Percentage	Six Months Ended		Percentage
	January 31,		Increase	January 31,		Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Skier Visits
Vail	680	725	(6.2)%	680	725	(6.2)%
Breckenridge	743	774	(4.0)%	743	774	(4.0)%
Keystone	571	598	(4.5)%	571	598	(4.5)%
Heavenly	403	407	(1.0)%	403	407	(1.0)%
Beaver Creek	402	408	(1.5)%	402	408	(1.5)%
Total Skier Visits	2,799	2,912	(3.9)%	2,799	2,912	(3.9)%

Effective Ticket Price	$47.87	$44.17	8.4%	$47.87	$44.17	8.4%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2008	2007
Real estate held for sale and investment	$381,379	$293,219
Total stockholders' equity	720,884	658,421

Long-term debt	554,411	551,866
Long-term debt due within one year	100,710	440
Total debt	655,121	552,306
Less: cash and cash equivalents	274,433	254,866
Net debt	$380,688	$297,440

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA and Resort, Mountain, Lodging and Real Estate Reported EBITDA excluding stock-based compensation have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt (defined as long-term debt plus long-term debt due within one year less cash and cash equivalents) are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA and Reported EBITDA excluding stock-based compensation are indicative measures of the Company's operating performance, and each similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA excluding stock-based compensation targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.
            Presented below is a reconciliation of Reported EBITDA and Reported EBITDA excluding stock-based compensation to net income for the Company calculated in accordance with GAAP for the three and six months ended January 31, 2008 and 2007.

	(In thousands)
	Three Months Ended
	January 31,
	(Unaudited)
	2008	2007
Mountain revenue, net	$279,722	$272,026
Mountain operating expense excluding stock-based compensation	(162,438)	(158,814)
Mountain equity investment income, net	926	1,496
Mountain Reported EBITDA excluding stock-based compensation	118,210	114,708
Mountain stock-based compensation	(750)	(1,057)
Mountain Reported EBITDA	117,460	113,651

Lodging revenue, net	34,827	32,796
Lodging operating expense excluding stock-based compensation	(36,443)	(30,536)
Lodging Reported EBITDA excluding stock-based compensation	(1,616)	2,260
Lodging stock-based compensation	(339)	(221)
Lodging Reported EBITDA	(1,955)	2,039

Resort Reported EBITDA*	115,505	115,690
Resort Reported EBITDA excluding stock-based compensation*	116,594	116,968

Real Estate revenue, net	45,471	56,216
Real Estate operating expense excluding stock-based compensation	(43,572)	(49,905)
Gain on sale of real property	709	--
Real Estate Reported EBITDA excluding stock-based compensation	2,608	6,311
Real Estate stock-based compensation	(837)	(486)
Real Estate Reported EBITDA	1,771	5,825
Total Reported EBITDA	117,276	121,515
Depreciation and amortization	(23,621)	(21,759)
Relocation and separation charges	--	(500)
Loss on disposal of fixed assets, net	(157)	(10)
Investment income	2,019	2,417
Interest expense, net	(7,535)	(7,911)
Contract dispute charges	--	(672)
Minority interest in income of consolidated subsidiaries, net	(4,910)	(6,152)
Income before provision for income taxes	83,072	86,928
Provision for income taxes	(31,753)	(33,902)
Net income	$51,319	$53,026
* Resort represents the sum of Mountain and Lodging

	(In thousands)
	Six Months Ended
	January 31,
	(Unaudited)
	2008	2007
Mountain revenue, net	$322,258	$318,189
Mountain operating expense excluding stock-based compensation	(242,242)	(237,281)
Mountain equity investment income, net	2,895	2,331
Mountain Reported EBITDA excluding stock-based compensation	82,911	83,239
Mountain stock-based compensation	(1,894)	(2,077)
Mountain Reported EBITDA	81,017	81,162

Lodging revenue, net	78,144	73,204
Lodging operating expense excluding stock-based compensation	(77,419)	(66,552)
Lodging Reported EBITDA excluding stock-based compensation	725	6,652
Lodging stock-based compensation	(599)	(554)
Lodging Reported EBITDA	126	6,098

Resort Reported EBITDA*	81,143	87,260
Resort Reported EBITDA excluding stock-based compensation*	83,636	89,891

Real Estate revenue, net	57,504	83,138
Real Estate operating expense excluding stock-based compensation	(49,915)	(75,415)
Gain on sale of real property	709	--
Real Estate Reported EBITDA excluding stock-based compensation	8,298	7,723
Real Estate stock-based compensation	(1,407)	(1,094)
Real Estate Reported EBITDA	6,891	6,629
Total Reported EBITDA	88,034	93,889
Depreciation and amortization	(44,383)	(43,344)
Relocation and separation charges	--	(1,235)
Loss on disposal of fixed assets, net	(391)	(91)
Investment income	5,237	4,481
Interest expense, net	(15,179)	(16,847)
Contract dispute credit (charges), net	11,920	(4,276)
Minority interest in income of consolidated subsidiaries, net	(2,847)	(4,363)
Income before provision for income taxes	42,391	28,214
Provision for income taxes	(15,685)	(11,004)
Net income	$26,706	$17,210
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income for the Company calculated in accordance with GAAP for the twelve months ended January 31, 2008.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA.

(In thousands)
Twelve
Months Ended
January 31,
2008
Mountain Reported EBITDA	$207,583
Lodging Reported EBITDA	12,228
Resort EBITDA*	219,811
Real Estate Reported EBITDA	(2,219)
Total Reported EBITDA	217,592
Depreciation and amortization	(88,702)
Relocation and separation charges	(198)
Loss on disposal of fixed assets, net	(1,384)
Investment income	13,159
Interest expense, net	(30,957)
Loss on sale of businesses, net	(639)
Contract dispute credit, net	11,555
Gain on put options, net	690
Minority interest in income of consolidated subsidiaries, net	(6,287)
Income before provision for income taxes	114,829
Provision for income taxes	(43,934)
Net income	$70,895
* Resort represents the sum of Mountain and Lodging

(In thousands)
As of
January 31,
2008
Long-term debt	$554,411
Long-term debt due within one year	100,710
Total debt	655,121
Less: cash and cash equivalents	274,433
Net debt	$380,688

Net debt to Total Reported EBITDA	1.75

Presented below is a reconciliation of net income excluding stock-based compensation, tax effected, to net income of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2008 and 2007.  Also presented is a reconciliation of net income per diluted share excluding stock-based compensation, tax effected, to net income per diluted share of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2008 and 2007.  The Company has presented these non-GAAP measures as it believes that this presentation provides a more comparable measure of the Company's historical results from ongoing operations for the three and six months ended January 31, 2008 and January 31, 2007 to prior periods.

	Three Months
	Ended January 31,
	(Unaudited)
(In thousands, except per share amounts)	2008	2007
Net income excluding stock-based compensation	$52,515	$54,121
Stock-based compensation expense, before benefit from income taxes	(1,926)	(1,764)
Adjustment for benefit from income taxes	730	669
Net income	$51,319	$53,026

Diluted net income per share excluding stock-based compensation	$1.34	$1.38
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.05)	(0.04)
Adjustment for benefit from income taxes, per diluted common share	0.02	0.02
Diluted net income per share	$1.31	$1.35

	Six Months
	Ended January 31,
	(Unaudited)
(In thousands, except per share amounts)	2008	2007
Net income excluding stock-based compensation	$29,127	$19,522
Stock-based compensation expense, before benefit from income taxes	(3,900)	(3,725)
Adjustment for benefit from income taxes	1,479	1,413
Net income	$26,706	$17,210

Diluted net income per share excluding stock-based compensation	$0.74	$0.50
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.10)	(0.10)
Adjustment for benefit from income taxes, per diluted common share	0.04	0.04
Diluted net income per share	$0.68	$0.44

A reconciliation of the low and high ends of the forecasted guidance range given for Reported EBITDA and Reported EBITDA excluding stock-based compensation for the Company's fiscal year ending July 31, 2008 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2008
	Low End Range	High End Range
Resort Reported EBITDA excluding stock-based compensation(1)	$235,000	$245,000
Resort segment stock-based compensation	(5,000)	(5,000)
Resort Reported EBITDA(1)	230,000	240,000
Real Estate Reported EBITDA excluding stock-based compensation	57,000	63,000
Real Estate segment stock-based compensation	(3,000)	(3,000)
Real Estate Reported EBITDA	54,000	60,000
Total Reported EBITDA	284,000	300,000
Depreciation and amortization	(91,500)	(90,500)
Loss on disposal of fixed assets, net	(1,000)	(1,000)
Investment income	12,000	12,500
Interest expense, net	(31,000)	(30,000)
Contract dispute credit, net	11,920	11,920
Minority interest in income of consolidated subsidiaries, net	(5,000)	(6,000)
Income before provision for income taxes	179,420	196,920
Provision for income taxes	(67,900)	(74,800)
Net income	$111,520	$122,120

(1)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort range.

A reconciliation of the low and high ends of the forecasted guidance range given for net income excluding stock-based compensation for the Company's fiscal year ending July 31, 2008 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2008
	Low End Range	High End Range
Net income excluding stock-based compensation	$116,520	$127,120
Stock-based compensation expense, before benefit from income taxes	(8,000)	(8,000)
Adjustment for benefit from income taxes	3,000	3,000
Net income	$111,520	$122,120